Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274464

Proxy Statement/Prospectus Supplement No. 1

(to the Proxy Statement/Prospectus dated December 5, 2023)

SUPPLEMENT TO

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

BYTE ACQUISITION CORP.
(a Cayman Islands exempted company)

PROSPECTUS
FOR UP TO 54,159,532 SHARES OF COMMON STOCK AND
16,699,626 WARRANTS TO PURCHASE SHARES OF COMMON STOCK (For Issuance)

AND 9,207,868 SHARES OF COMMON STOCK AND
515,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK (For Reoffer)

OF

BYTE ACQUISITION CORP.
(to be renamed “Airship AI Holdings, Inc.” following Domestication in the State of Delaware and in connection with the Business Combination described herein)

In connection with the proposed business combination among BYTE Acquisition Corp., a Cayman Islands exempted company (“BYTS”), BYTE Merger Sub, Inc., a Washington corporation and a direct, wholly-owned subsidiary of BYTS (“Merger Sub”), and Airship AI Holdings, Inc., a Washington company (“Airship AI”), BYTS filed a registration statement on Form S-4 (File No. 333-274464) (as amended, the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (“SEC”) on December 5, 2023. Also on December 5, 2023, BYTS filed a definitive proxy statement/prospectus (as supplemented hereby and as may be further supplemented, the “Proxy Statement/Prospectus”) relating to the extraordinary general meeting of BYTS’ shareholders to approve the proposed business combination (the “extraordinary general meeting”). This Supplement No. 1, dated December 15, 2023 (this “Supplement”), updates and supplements the Proxy Statement/Prospectus.

This purpose of this Supplement is to update and supplement certain information contained in the Proxy Statement/Prospectus to (i) revise certain disclosures relating to the tax effects to holders of BYTS ordinary shares exercising redemption rights, and (ii) reflect certain developments that occurred after the date of the Proxy Statement/Prospectus. Except as otherwise set forth below, the information set forth in the Proxy Statement/Prospectus remains unchanged. All paragraph and section references used herein refer to the Proxy Statement/Prospectus before any additions or deletions resulting from the revised disclosures, and capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Proxy Statement/Prospectus.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus, including any supplements and amendments thereto. Any information in the Proxy Statement/Prospectus that is modified or superseded by the information in this Supplement shall not be deemed to constitute a part of the Proxy Statement/Prospectus except as modified or superseded by this Supplement. This Supplement should be read in conjunction with the Proxy Statement/Prospectus and if there is any inconsistency between the information in the Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits before voting your BYTS Ordinary Shares. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 48 of the Proxy Statement/Prospectus.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE BUSINESS COMBINATION (AS DEFINED IN THE PROXY STATEMENT/PROSPECTUS) OR THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Supplement to the Proxy Statement/Prospectus is dated December 15, 2023.

UPDATES TO THE TAX DISCLOSURE IN THE PROXY STATEMENT/PROSPECTUS

The following updates and amends the sections of the Proxy Statement/Prospectus titled “Material U.S. Federal Income Tax Considerations – U.S. Holders – Tax Effects to U.S. Holders of Exercising Redemption Rights” and “– Non-U.S. Holders – Tax Effects to Non-U.S. Holders of Exercising Redemption Rights” by (i) adding the underlined bolded text (indicated textually in the same manner as the following example: underlined bolded text) and (ii) deleting the bolded text with strikethrough (indicated textually in the same manner as the following example: ~~bolded text with strikethrough~~), as set forth below:

Tax Effects to U.S. Holders of Exercising Redemption Rights

Generally

The U.S. federal income tax consequences to a U.S. Holder of BYTS Class A Ordinary Shares (which will be exchanged for Airship Pubco Common Stock in the Domestication) that exercises its Redemption Rights with respect to its BYTS Class A Ordinary Shares will depend on whether the redemption qualifies as a sale of shares under Section 302 of the Code. If the redemption qualifies as a sale of shares by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “— Taxation of Redemption Treated as a Sale”. If the redemption does not qualify as a sale of shares, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “— Taxation of Redemption Treated as a Distribution”.

Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of shares of ~~BYTS~~ Airship Pubco stock treated as held by the redeemed U.S. Holder before and after the redemption (including any shares treated as constructively owned by the U.S. Holder as a result of owning ~~BYTS~~ Airship Pubco Warrants and any ~~shares~~ Airship Pubco stock that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of the stock of ~~BYTS~~ Airship Pubco outstanding both before and after the redemption. The redemption generally will be treated as a sale of shares (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in ~~BYTS~~ Airship Pubco or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares actually owned by the U.S. Holder, but also shares that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares that the holder has a right to acquire by exercise of an option, which would generally include shares which could be acquired pursuant to the exercise of ~~BYTS~~ Airship Pubco Warrants. Moreover, any shares that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of ~~BYTS’s~~ Airship Pubco’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares must, among other requirements, be less than eighty percent (80%) of the percentage of ~~BYTS’s~~ Airship Pubco’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account redemptions by other holders and possibly the Airship Pubco stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. Holder’s interest ~~BYTS~~ in Airship Pubco if either (1) all of the shares actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares (including any stock constructively owned by the U.S. Holder as a result of owning ~~BYTS~~ Airship Pubco Warrants). The redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in ~~BYTS~~ Airship Pubco. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in ~~BYTS~~ Airship Pubco will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “— Taxation of Redemption Treated as a Distribution”. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares will be added to the U.S. Holder’s adjusted tax basis in its remaining ~~BYTS~~ Airship Pubco stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its ~~BYTS~~ Airship Pubco Warrants or possibly in other ~~BYTS~~ Airship Pubco stock constructively owned by it.

~~Redeeming U.S. Holders generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “— Tax Effects of the Domestication to U.S. Holders — PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its BYTS Class A Ordinary Shares (if the redemption were treated as a sale of shares) or any corporate distributions deemed received on its BYTS Class A Ordinary Shares (if the redemption were treated as a corporate distribution) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.~~

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication (as discussed further above).

U.S. Holders who actually or constructively own at least five percent (5%) by vote or value (or, if ~~BYTS Class A Ordinary Shares are~~ Airship Pubco Common Stock is not then publicly traded, at least one percent (1%) by vote or value) or more of the total outstanding ~~BYTS stock~~ Airship Pubco Comon Stock may be subject to special reporting requirements with respect to a redemption of shares, and such holders should consult with their tax advisors with respect to their reporting requirements.

U.S. Holders should consult their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of Redemption Rights.

Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares is treated as a corporate distribution, as discussed above under the section entitled “— Generally”, the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from ~~BYTS’s~~ Airship Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of ~~BYTS’s~~ Airship Pubco’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares. Any remaining excess will be treated as gain realized on the sale of shares and will be treated as described below under the section entitled “— Taxation of Redemption Treated as a Sale”.

~~As discussed above, a redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “Tax Effects of the Domestication to U.S. Holders — PFIC Considerations” with respect to any corporate distributions deemed received on its BYTS Class A Ordinary Shares (if the redemption were treated as a corporate distribution) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.~~

Taxation of Redemption Treated as a Sale

If the redemption of a U.S. Holder’s shares is treated as a sale, as discussed above under the section entitled “— Generally”, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

~~As discussed above, a redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “Tax Effects of the Domestication to U.S. Holders — PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its BYTS Class A Ordinary Shares (if the redemption were treated as a sale of shares) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.~~

U.S. Holders who hold different blocks of shares (including as a result of holding different blocks of ~~BYTS Class A Ordinary Shares~~ Airship Pubco Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF AN EXERCISE OF REDEMPTION RIGHTS.

Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of BYTS Class A Ordinary Shares that exercises its Redemption Rights will depend on whether the redemption qualifies as a sale of ~~shares~~ the Airship Pubco Common Stock redeemed, as described above under “U.S. Holders — Tax Effects to U.S. Holders of Exercising Redemption Rights — Generally”. ~~Regardless of whether it is treated as a sale of BYTS Class A Ordinary Shares or as a corporate distribution on the BYTS Class A Ordinary Shares for U.S. federal income tax purposes, the redemption is not expected to result in any U.S. federal income tax consequences to the Non-U.S. Holder unless such Non-U.S. Holder holds such BYTS Class A Ordinary Shares in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States). Non-U.S. Holders should consult their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of Redemption Rights.~~ If such a redemption qualifies as a sale of Airship Pubco Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described below under “—Tax Consequences of Ownership and Disposition of Airship Pubco Securities—Sale, Taxable Exchange or Other Taxable Disposition of Airship Pubco Securities.” If such a redemption does not qualify as a sale of Airship Pubco Common Stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described below under “—Tax Consequences of Ownership and Disposition of Airship Pubco Securities—Taxation of Distributions.”

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s Airship Pubco Common Stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “U.S. Holders—Tax Effects to U.S. Holders of Exercising Redemption Rights—Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

RECENT DEVELOPMENTS

On December 13, 2023, BYTS formed a wholly-owned subsidiary in Nevada, BYTS NV Merger Sub, Inc. (“NV Merger Sub”), for the purpose of acquiring SILLC (E) Acquisition Corp., a Nevada corporation (“SILLC”), an entity subject to a bankruptcy proceeding that has no assets, no equity owners and no liabilities, except for claims of approximately 400 holders of allowed unsecured claims and a holder of allowed administrative expenses (collectively, the “Claim Holders”). On December 15, 2023, BYTS entered into an Agreement and Plan of Merger (the “SILLC Merger Agreement”) by and among BYTS, NV Merger Sub, SILLC, and the other parties thereto, pursuant to which, immediately following the consummation of the Domestication and prior to the consummation of the Business Combination, NV Merger Sub will merge with and into SILLC (the “SILLC Merger”), with SILLC surviving the SILLC Merger as a wholly-owned subsidiary of BYTS. SILLC will be the successor and “Post Confirmation Debtor” pursuant to the bankruptcy plan. As a result of the SILLC Merger, and in accordance with the bankruptcy plan, Airship Pubco will issue an aggregate of 150,000 shares of Airship Pubco Common Stock (the “Plan Shares”) to the Claim Holders as full settlement and satisfaction of their respective claims, pursuant to Section 1145 of the U.S. Bankruptcy Code. The Sponsor has agreed to forfeit an equal number of Sponsor Shares.

The issuance of the Plan Shares by Airship Pubco will be exempt from the registration requirements of the Securities Act. The Plan Shares will not be subject to any lock-up or other transfer restriction. The SILLC Merger and issuance of Plan Shares is intended to increase Airship Pubco’s shareholder base.

The description of the SILLC Merger Agreement contained herein is not intended to be complete and is qualified in its entirety by reference to the full text of the SILLC Merger Agreement, which is attached as Annex A hereto and is incorporated herein by reference.

IMPORTANT NOTICES

Additional Information and Where to Find It

BYTS has filed with the SEC a Registration Statement on Form S-4, which includes the Proxy Statement/Prospectus. A full description of the terms of the Business Combination is provided in the Registration Statement. The Registration Statement was declared effective by the SEC and BYTS mailed the Proxy Statement/Prospectus to its shareholders as of the record date established for voting on the proposed Business Combination. BYTS urges investors, shareholders and other interested persons to read the Registration Statement, the Proxy Statement/Prospectus, and this Supplement, as well as other documents filed with the SEC, because these documents will contain important information about BYTS, Airship AI and the Proposed Business Combination. Shareholders and other interested persons will also be able to obtain a copy of the Proxy Statement/Prospectus, without charge, by directing a request to: BYTE Acquisition Corp., 445 Park Avenue, 9th Floor, New York, NY 10022. The definitive Proxy Statement/Prospectus and this Supplement can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

BYTS and Airship AI and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed Business Combination under the rules of the SEC. Information regarding the interests of participants in the solicitation of proxies in connection with the Business Combination is included in the Proxy Statement/Prospectus. You may obtain free copies of these documents as described above.

Forward-Looking Statements

This Supplement includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward looking. These forward-looking statements include, but are not limited to, (1) statements regarding estimates and forecasts of other financial, performance and operational metrics and projections of market opportunity; (2) references with respect to the anticipated benefits of the Business Combination and the projected future financial performance of Airship AI following the Business Combination; (3) changes in the market for Airship AI’s services and technology, expansion plans and opportunities; (4) Airship AI’s unit economics; (5) the sources and uses of cash in connection with the Business Combination; (6) the anticipated capitalization and enterprise value of the combined company following the consummation of the Business Combination; (7) the projected technological developments of Airship AI; (8) current and future potential commercial and customer relationships; (9) the ability to operate efficiently at scale; (10) anticipated investments in capital resources and research and development, and the effect of these investments; (11) the amount of redemption requests made by BYTS’s public shareholders; (12) the ability of the combined company to issue equity or equity-linked securities in the future; (13) the failure to achieve the minimum cash at closing requirements; (14) the inability to obtain or maintain the listing of the combined company’s common stock on Nasdaq following the Business Combination, including but not limited to redemptions exceeding anticipated levels or the failure to meet Nasdaq’s initial listing standards in connection with the consummation of the Business Combination; and (15) expectations related to the terms and timing of the Business Combination. These statements are based on various assumptions, whether or not identified in this Supplement, and on the current expectations of BYTS’s and Airship AI’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of BYTS and Airship AI. These forward-looking statements are subject to a number of risks and uncertainties, as set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Registration Statement and the other documents that BYTS has filed, or will file, with the SEC relating to the Business Combination. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The risks and uncertainties above are not exhaustive, and there may be additional risks that neither BYTS nor Airship AI presently know or that BYTS and Airship AI currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward looking statements reflect BYTS’s and Airship AI’s expectations, plans or forecasts of future events and views as of the date of this Supplement. BYTS and Airship AI anticipate that subsequent events and developments will cause BYTS’s and Airship AI’s assessments to change. However, while BYTS and Airship AI may elect to update these forward-looking statements at some point in the future, BYTS and Airship AI specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing BYTS’s and Airship AI’s assessments as of any date subsequent to the date of this Supplement. Accordingly, undue reliance should not be placed upon the forward-looking statements.

ANNEX A

SILLC Merger Agreement

AGREEMENT AND PLAN OF MERGER

among

BYTE Acquisition Corp.,

BYTE NV Merger Sub, Inc.,

SILLC (E) Acquisition Corp.,

HFG Capital Investments, LLC

And

George Diamond

dated as of

December 15, 2023

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of the 15th day of December, 2023, by and among SILLC (E) Acquisition Corp., a Nevada corporation (the “Company”), HFG Capital Investments, LLC, a Texas limited liability company (“HFG”), BYTE Acquisition Corp., a Cayman Islands exempted company (“SPAC”), BYTE NV Merger Sub, Inc., a Nevada corporation (“Merger Sub”), and George Diamond, as agent for HFG and holders of Allowed Class 6(a) Non-Opt-Out Sales Representatives Commission Claims (the “Agent”). The Company, HFG, SPAC, Merger Sub, and Agent are collectively referred to as the “Parties” and individually as a “Party”. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Joint Plan and HFG Supplement (as defined below).

RECITALS

WHEREAS, Spherature Investments LLC, a Nevada limited liability company (“Spherature”), and certain of its affiliates, including WorldVentures Marketing Holdings, LLC, the predecessor to the Company, filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), file number 20-42492, pursuant to 28 U.S.C. sections 1334 and 157(a) (the “Joint Plan”). The Joint Plan includes the HFG-Cap Supplement (the “HFG Supplement”) to the third amended Joint Plan;

WHEREAS, the provisions of the HFG Supplement are intended to augment the recovery to holders of Allowed Class 6(a) Non-Opt-Out Sales Representatives Commission Claims (as defined in the Joint Plan, the “Class 6(a) Claims”) by having all assets (and liabilities) of Spherature transferred to a liquidating grantor trust established pursuant to the Joint Plan, except for $1,000 cash and Class 6(a) Claims, which will remain with Spherature;

WHEREAS, pursuant to the requirements of the HFG Supplement, HFG effectuated the conversion of Spherature to the Company to facilitate the objectives of the HFG Supplement of seeking and consummating a business transaction, such as the one contemplated by this Agreement;

WHEREAS, SPAC has entered into a Merger Agreement, dated as of June 27, 2023 (as amended on September 22, 2023 and as it may be further amended and/or restated from time to time, the “SPAC Merger Agreement”), by and among SPAC, Airship AI Holdings, Inc., a Washington company (“Airship AI”), and BYTE Merger Sub, Inc., a Washington corporation and wholly-owned subsidiary of SPAC (“SPAC Merger Sub”), pursuant to which, among other things, SPAC will domesticate as a Delaware corporation (the “Domestication”) and will be renamed “Airship AI Holdings, Inc.” (SPAC following the Domestication, “Airship Pubco”) and, immediately following the Domestication, SPAC Merger Sub will merge with and into Airship AI, with Airship AI surviving such merger (the “SPAC Business Combination”);

WHEREAS, the Parties desire to enter into this Agreement, whereby, subject to and immediately following the consummation of the Domestication and prior to the consummation of the SPAC Business Combination, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger (the “Surviving Corporation”);

WHEREAS, pursuant to the Joint Plan and this Agreement, upon the Closing (as defined below), the Agent wishes to facilitate the issuance to HFG and holders of Class 6(a) Claims, in exchange for and in full settlement and satisfaction of their respective claims against the Company and the Surviving Corporation, as a successor “Post Confirmation Debtor” of the Company (as that term is defined in the Joint Plan), of an aggregate of 150,000 shares of common stock of Airship Pubco (the “Plan Shares”) pursuant to Section 1145 of the Bankruptcy Code; and

WHEREAS, as provided in the Joint Plan, upon completion of the Merger, a Certificate of Completion will be filed with the United States Bankruptcy Court having jurisdiction over the Joint Plan (the “Bankruptcy Court”); and

WHEREAS, in accordance with the Confirmation Order attendant to the Joint Plan, upon filing the Certificate of Completion with the Bankruptcy Court, injunctive provisions of the Confirmation Order as they pertain to the Company or Surviving Corporation, as the successor Post Confirmation Debtor of the Company, will become permanent and the discharge, satisfaction and release of claims as provided in the Joint Plan applicable to the Company or its successor will become effective without further order of the Bankruptcy Court.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the Parties intending to be legally bound, agree as follows:

Article I
The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Business Corporation Act (the “NBCA”), at the Merger Effective Time (as defined below), the Company and Merger Sub shall consummate the Merger, pursuant to which Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease under the NBCA and the Company shall continue as the Surviving Corporation.

Section 1.02 Merger Effective Time. At the Closing (as defined below), the Company and Merger Sub shall file with the Nevada Secretary of State articles of merger substantially in the form attached to this Agreement as Exhibit A (the “Articles of Merger”) in accordance with the provisions of the NBCA. The Merger shall become effective at the time the Articles of Merger are accepted for filing by the Nevada Secretary of State or such later time as may be mutually agreed by the Parties and specified in the Articles of Merger. The time at which the Merger actually becomes effective is referred to herein as the “Merger Effective Time.”

Section 1.03 Effects of the Merger. The effect of the Merger shall be as provided in this Agreement, the Articles of Merger, and the applicable provisions of the NBCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, (i) the Surviving Corporation shall possess and be vested with all rights, privileges, immunities, powers and franchises and be subject to all the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub, (ii) contemporaneous with the Merger, the Surviving Corporation will change its name to “BYTE NV, Inc.”, (iii) the articles of incorporation and bylaws of the Company in effect immediately prior to the Merger Effective Time shall be amended and restated in their entirety to be in substantially the forms attached hereto as Exhibit B and Exhibit C, respectively, and, as so amended and restated, shall be the articles of incorporation and bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law, and (iv) the directors and officers of the Company shall tender their resignation effective as of the Merger Effective Time and the directors and officers of Merger Sub immediately prior to the Merger Effective Time shall become, as of the Merger Effective Time, and shall remain the directors and officers of Surviving Corporation after the Merger and until the closing of the SPAC Business Combination, at which time such directors and officers will resign and will be replaced by directors and officers designated by Airship AI.

Section 1.04 Closing. On the terms and subject to the provisions of this Agreement and applicable law, the closing of the Merger (the “Closing”) shall take place remotely by the mutual exchange of electronic signatures subject to and immediately following the consummation of the Domestication and prior to the consummation of the SPAC Business Combination.

Section 1.05 Further Assurances. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger Effective Time with full right and title to, and possession of, all assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub, the Parties and their respective directors, managers and officers are fully authorized, in the name of the applicable Party or its successor or otherwise, to take, and shall take, all such lawful actions (including preparing, executing, delivering, filing, disseminating and publishing all such other agreements, instruments and other documents) as are reasonably necessary to achieve the foregoing purposes and are not inconsistent with this Agreement.

Article II
Merger Consideration

Section 2.01 Issuance of Plan Shares. In connection with the Merger, and as contemplated in the Joint Plan, at the Closing, SPAC shall instruct its transfer agent to issue the Plan Shares, in book entry form, to HFG, or its assigns, and to holders of Class 6(a) Claims, in each case in exchange for and in full settlement and satisfaction of their respective claims against the Company and Surviving Corporation, as the Post Confirmation Debtor of the Company. The number of Plan Shares that HFG, or its assigns, and each holder of Class 6(a) Claims shall receive will be determined in accordance with the requirements of the HFG Supplement. No fractional Plan Shares, or certificates or scrip representing fractional shares, will be issued pursuant to the Merger. The book entry position statements representing the Plan Shares shall not bear a restrictive legend restricting transferability under the Securities Act of 1933, as amended.

Section 2.02 Termination of Claims. In accordance with the Joint Plan, HFG (including its assigns) and, if available, each holder of the Company’s Class 6(a) Claims shall receive Plan Shares issued by Airship Pubco in exchange for and in full settlement and satisfaction of their respective claims against the Company and Surviving Corporation, as the Post Confirmation Debtor of the Company.

Section 2.03 Effect on Merger Sub Shares. Subject to the provisions of this Agreement, at the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any equity holder of the Company or Merger Sub, each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Merger Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

Section 2.04 Withholding. SPAC, Merger Sub, the Company, and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable in connection with the transactions contemplated by this Agreement any amounts required to be deducted and withheld under applicable law. Any such amounts deducted or withheld and remitted to the applicable governmental authority shall be treated as having been paid to the person in respect of which such deduction or withholding was made.

Article III
Bankruptcy Matters

Section 3.01 Bankruptcy Matters.

(a) Allowed Administrative Expenses. HFG incurred certain Allowed Administrative Expenses in connection with its participation in the structuring of the Joint Plan and HFG Supplement. In lieu of payment of its Allowed Administrative Expenses incurred on behalf of the Company, HFG has elected to receive the Plan Shares issuable to it as provided in the HFG Supplement and as set forth in Section 2.01 herein.

(b) Section 1145. As provided in the Joint Plan and the HFG Supplement, the Plan Shares will be issued by Airship Pubco to the holders of Class 6(a) Claims and HFG pursuant to Section 1145 of the Bankruptcy Code. The Agent will take any and all actions necessary to ensure that the issuance of the Plan Shares hereunder complies with the Joint Plan and the HFG Supplement.

(c) Certificate of Completion. As provided in the Joint Plan, upon completion of the Merger, the Agent shall file a Certificate of Completion with the Bankruptcy Court certifying that the requirements of the Joint Plan have been timely met.

Article IV
Representations and Warranties of HFG, the Company, and the Agent

HFG, the Company, and the Agent (solely as to Sections 4.01(a) and (b), 4.02, 4.03(a), (b) and (c), 4.05, 4.06, 4.07, 4.08, and 4.09), hereby represent and warrant to SPAC and Merger Sub as follows:

Section 4.01 Organization, Standing and Power of the Company

(a) Organization; Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. The Company has no subsidiaries. The Company is not qualified to do business as a foreign entity in any jurisdiction.

(b) Charter Documents. The Company has delivered or made available to Merger Sub a true and correct copy of the certificate of formation and bylaws (collectively, the “Company Charter Documents”) of the Company. The Company is not in violation of any of the provisions of the Company Charter Documents.

Section 4.02 Organization, Standing and Power of HFG. HFG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

Section 4.03 Authority; Non-contravention.

(a) Authority. The execution and delivery of this Agreement by each of HFG and the Company and the consummation by each of HFG and the Company of the transactions contemplated hereby has been duly authorized by all necessary action on the part of HFG and the Company and no other proceedings on the part of HFG or the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by HFG, the Company and the Agent and, assuming due execution and delivery by Merger Sub and SPAC, constitutes the valid and binding obligations of HFG, the Company and the Agent, enforceable against HFG, the Company and the Agent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors rights generally and by general principles of equity.

(b) Non-contravention. The Company is not a party to any contract that has not been fully performed or terminated without any continuing liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise) (collectively, “Liabilities”) to the Company. The execution, delivery and performance of this Agreement by the Company, HFG and the Agent, and the consummation by the Company, HFG, and the Agent of the transactions contemplated by this Agreement, do not and will not contravene or conflict with, or constitute a default under (with or without the giving of notice, lapse of time or both) the Company Charter Documents or any law applicable to the Company, HFG or the Agent.

(c) Authority of Agent. Pursuant to the Joint Plan and Confirmation Order, the Agent was appointed as agent to act for the Company, as its sole officer and director, and is authorized to execute and deliver all documents necessary to meet the statutory requirements for filing the necessary papers as applicable to effectuate the terms of the Joint Plan and to act on behalf of HFG and the other holders of Class 6(a) Claims. Agent’s signature to this Agreement is genuine and Agent has the legal competence and capacity to execute this Agreement. This Agreement has been duly executed and delivered by Agent and, assuming the due authorization, execution and delivery by the other Parties, constitutes Agent’s legal, valid and binding obligation, enforceable against Agent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors rights generally and by general principles of equity.

(d) Settlement and Satisfaction. HFG hereby confirms to SPAC and Merger Sub, on behalf of HFG and the other holders of Class 6(a) Claims, that the respective claims of HFG and the holders of Class 6(a) Claims against the Company and the Surviving Corporation, as the Post Confirmation Debtor of the Company, will be fully settled and satisfied upon the consummation of the transactions contemplated by this Agreement.

Section 4.04 Assets; Liabilities. The Company has no assets of any kind, other than cash and cash equivalents, if any. The Company has no Liabilities, except for the Class 6(a) Claims and the HFG Allowed Administrative Expense claim. All other Liabilities of the Company have been transferred to a liquidating grantor trust established pursuant to the Joint Plan. As provided in the Joint Plan and Sections 2.01 and 2.02 herein, the Class 6(a) Claim holders and HFG shall receive Plan Shares in exchange for and in full settlement and satisfaction of their respective claims.

Section 4.05 Capitalization of the Company. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.001 per share (the “Company Common Stock”). As of the date of this Agreement, there are no shares of Company Common Stock outstanding. Other than set forth herein, there are no warrants, options or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

Section 4.06 No Business Activities; No Employees. Since its formation, the Company has not conducted any material business activities other than activities related to its formation or directed toward the accomplishment of the Joint Plan. Except as set forth in the Company Charter Documents, there is no contract, commitment, or order binding upon the Company or to which the Company is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any acquisition of property by the Company or the conduct of business by the Surviving Company after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Company. Other than any officers of the Company, the Company does not, and has never, employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business.

Section 4.07 Compliance with Laws. The Company is, and has been since its incorporation, in compliance in all material respects with all laws applicable to the Company.

Section 4.08 Finders and Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company or HFG or any of their respective affiliates in connection with the transactions contemplated hereby.

Section 4.09 The issuance of the Plan Shares by Airship Pubco to the holders of Class 6(a) Claims and HFG contemplated hereunder is consistent with Section 1145 of the Bankruptcy Code and authorized by the Joint Plan and the HFC Supplement. Neither Section 5 of the Securities Act of 1933, as amended, nor any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, such Plan Shares is applicable to the issuance of the Plan Shares to the holders of Class 6(a) Claims and HFG contemplated hereunder.

Article V

Miscellaneous

Section 5.01 Interpretation; Construction.

(a) The headings and subheadings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. A reference to any Party includes such Party’s successors and assigns.

(b) Each Party acknowledges that it has been advised or has had the opportunity to consult with its own attorney, accountant, financial advisor and any other advisors regarding this Agreement and has done so to the extent that it deems appropriate.

(c) The Parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 5.02 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

Section 5.03 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, brought by any other Party or its successors or assigns shall be brought and determined exclusively in the appropriate state or federal court sitting in New York, New York. Each of the Parties agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.05 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 5.03, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 5.04 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.04.

Section 5.05 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient on a Business Day, otherwise on the next Business Day, or (d) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.05):

If to SPAC, Merger Sub or the Surviving Corporation:

c/o BYTE Acquisition Corp.

445 Park Avenue, 9th Floor

New York, NY 10022

Attention: Samuel Gloor

E-mail: sam.gloor@bytespac.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Elliott Smith

Email: elliott.smith@whitecase.com

If to the Company or HFG:	HFG Capital Investments, LLC 1601 Elm Street, Suite 4600 Dallas, Texas 75201 Attention: George Diamond Email: gdiamond@halter.com or to such other persons, addresses or facsimile numbers as may be designated in writing by the person entitled to receive such communication as provided above.

Section 5.06 Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties to this Agreement with respect to the subject matter of this Agreement. There are no unwritten agreements among the Parties.

Section 5.07 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.08 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 5.09 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 5.10 Amendments; Waivers; Remedies. This Agreement may not be amended, except by a writing signed by each Party, and may not be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given. Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 5.11 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which taken together will be one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopy or in electronic (i.e. “pdf” or “tif”) format shall be effective as delivery of an original and execution by use of an electronic signature or digital signature shall be valid for all purposes. This Agreement will become effective when each Party to this Agreement will have received counterparts signed by all of the other Parties.

Section 5.12 Confidentiality. Except as required by law or applicable stock exchange rules or order of the Bankruptcy Court, neither the Parties nor their representatives shall issue any press release or make any other public disclosure prior to the Closing concerning the transactions contemplated by this Agreement without the prior approval of SPAC, which approval shall not be unreasonably withheld, conditioned or delayed. If a Party is required to make such a disclosure as required by law or applicable stock exchange rules, the Party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow SPAC reasonable time to comment on such disclosure in advance of its issuance.

Section 5.13 Expenses. Each Party shall bear and be responsible for its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

Section 5.14 Trust Account Waiver. The Company, HFG, and Merger Sub each hereby acknowledges that SPAC has established a trust account (the “Trust Account”) containing the proceeds of SPAC’s initial public offering and from certain private placements occurring simultaneously with such initial public offering (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders and certain other parties. Each of the Company, HFG, and Merger Sub hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Each of the Company, HFG, and Merger Sub hereby irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC and will not seek recourse against the Trust Account for any reason whatsoever.

Section 5.15 Release. HFG, the Company, and the Agent, each for itself and for each of its and their direct and indirect affiliates, parent corporations, subsidiaries, subdivisions, successors, predecessors, members, shareholders and assigns (collectively the “Releasors”), hereby (i) releases, acquits and forever discharges SPAC, Airship AI, Airship Pubco, the persons who served as directors and/or officers of the foregoing, and each of their direct and indirect affiliates, parents, subsidiaries, subdivisions, successors, predecessors, members, shareholders, and assigns, and their present and former officers, directors, legal representatives, employees, agents and attorneys, and their heirs, executors, administrators, trustees, successors and assigns (the parties so released, herein each a “Releasee” and collectively, the “Releasees”) of and from any and all causes of actions, claims, suits, liens, losses, damages, judgments, demands, liabilities, rights, obligations, costs, expenses, and attorneys’ fees of every nature, kind and description whatsoever, at law or in equity, whether individual, class or derivative in nature, whether based on federal, state or foreign law or right of action, mature or unmatured, accrued or not accrued, known or unknown, fixed or contingent, which the Releasors ever had, now have or hereafter can, shall or may have against any Releasees relating to this Agreement and the transactions contemplated herein that accrued or may have accrued prior to the Closing (collectively, the “Released Claims”) and (b) covenants not to institute, maintain or prosecute any action of any kind to enforce any of the Released Claims; provided that nothing contained in this Section 5.15 shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any person with respect to claims involving fraud, gross negligence and willful misconduct of a Releasee with regard to any representation or warranty or the breach of any covenant of a Releasee under this Agreement. In any litigation arising from or related to an alleged breach of this Section 5.15, this Agreement may be pleaded as a defense, counterclaim or crossclaim, and shall be admissible into evidence. HFG, the Company, and the Agent each expressly covenants and agrees, on behalf of itself and each Releasor, that the release granted by it in this Section 5.15 shall be binding in all respects upon the Releasors and shall inure to the benefit of the successors and assigns of the Releasees, and agrees that the Releasees shall have no further liabilities or obligations to the Releasors, except as provided in this Agreement. Excluded from the foregoing releases are any claims relating to or arising from the enforcement of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY:
SILLC (E) ACQUISITION CORP.

By:	/s/ George Diamond
Name:	George Diamond
Title:	President

MERGER SUB:
BYTE NV MERGER SUB, INC.

By:	/s/ Vadim Komissarov
Name:	Vadim Komissarov
Title:	President

SPAC:
BYTE ACQUISITION CORP.

By:	/s/ Samuel Gloor
Name:	Samuel Gloor
Title:	Chief Executive Officer and Chief Financial Officer

HFG:
HFG CAPITAL INVESTMENTS, LLC

By:	/s/ George Diamond
Name:	George Diamond
Title:	Manager

THE AGENT:

/s/ George Diamond
George Diamond

EXHIBIT A

Articles of Merger

Ex A-1

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

ABOVE SPACE IS FOR OFFICE USE ONLY

Articles of Conversion/Exchange/Merger

NRS 92A.200 and 92A.205

This filing completes the following: ☐ Conversion ☐ Exchange ☒ Merger

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity Information: (Constituent, Acquired or Merging)

Entity Name: BYTE NV Merger Sub, Inc.

Jurisdiction: Nevada | Entity Type*: Corporation

If more than one entity being acquired or merging please attach additional page.

2. Entity Information: (Resulting, Acquiring or Surviving)

Entity Name: SILLC (E) Acquisition Corp.

Jurisdiction: Nevada | Entity Type*: Corporation

3. Plan of Conversion, Exchange or Merger: (select one box)

☐ The entire plan of conversion, exchange or merger is attached to these articles.

☒ The complete executed plan of conversion is on file at the registered office or principal place of business of the resulting entity. The entire plan of exchange or merger is on file at the registered office of the acquiring corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the acquiring entity (NRS 92A.200).

☐ The complete executed plan of conversion for the resulting domestic limited partnership is on file at the records office required by NRS 88.330. (Conversion only)

4. Approval: (If more than one entity being acquired or merging please attach additional approval page.)

Exchange/Merger:
Owner's approval (NRS 92A.200) (options a, b or c must be used for each entity)

☐ A. Owner's approval was not required from the:
- ☐ Acquired/merging
- ☐ Acquiring/surviving

☒ B. The plan was approved by the required consent of the owners of:
- ☒ Acquired/merging
- ☐ Acquiring/surviving

☐ C. Approval of plan of exchange/merger for Nevada non-profit corporation (NRS 92A.160):

Non-profit Corporations only: The plan of exchange/merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.
- ☐ Acquired/merging
- ☐ Acquiring/surviving

BYTE NV Merger Sub, Inc.
Name of acquired/merging entity

Name of acquiring/surviving entity

5. Effective Date and Time: (Optional)

Date: 12/15/2023 Time: 5:00 p.m. ET

(must not be later than 90 days after the certificate is filed)

* *corporation, limited partnership, limited-liability limited partnership, limited-liability company or business trust.*

Page 1 of 4
Revised: 8/1/2023

Ex A-2

FRANCISCO V. AGUILAR
Secretary of State
201 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

ABOVE SPACE IS FOR OFFICE USE ONLY

Articles of Conversion/Exchange/Merger

NRS 92A.200 and 92A.205

This filing completes the following: ☐ Conversion ☐ Exchange ☒ Merger

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

4. Approval Continued:
(If more than one entity being acquired or merging please attach additional approval page.)

Exchange/Merger:
Owner's approval (NRS 92A.200) (options a, b or c must be used for each entity)

☐ A. Owner's approval was not required from the:
- ☐ Acquired/merging
- ☐ Acquiring/surviving

☒ B. The plan was approved by the required consent of the owners of:
- ☐ Acquired/merging
- ☒ Acquiring/surviving

☐ C. Approval of plan of exchange for Nevada non-profit corporation (NRS 92A.160):

Non-profit Corporations only: The plan of exchange/merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.
- ☐ Acquired/merging
- ☐ Acquiring/surviving

Name of acquired/merging entity

SILLC (E) Acquisition Corp.
Name of acquiring/surviving entity

4. Approval Continued:
(If more than one entity being acquired or merging please attach additional approval page.)

Exchange/Merger:
Owner's approval (NRS 92A.200) (options a, b or c must be used for each entity)

☐ A. Owner's approval was not required from the:
- ☐ Acquired/merging
- ☐ Acquiring/surviving

☐ B. The plan was approved by the required consent of the owners of:
- ☐ Acquired/merging
- ☐ Acquiring/surviving

☐ C. Approval of plan of exchange for Nevada non-profit corporation (NRS 92A.160):

Non-profit Corporations only: The plan of exchange/merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.
- ☐ Acquired/merging
- ☐ Acquiring/surviving

Name of acquired/merging entity

Name of acquiring/surviving entity

** corporation, limited partnership, limited-liability limited partnership, limited-liability company or business trust.*

Page 2 of 4
Revised: 8/1/2023

Ex A-3

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Articles of Conversion/Exchange/Merger

NRS 92A.200 and 91A.205

6.Forwarding Address for Service of Process: (Conversion and Mergers only, if resulting/surviving entity is foreign)	Name ______ Country ______ Care of: ______ Address ______ City ______ State ______ Zip/Postal Code ______
7. Amendment, if any, to the articles or certificate of the surviving entity. (NRS 92A.200): (Merger only) **	The Articles of Incorporation of the acquiring/surviving entity shall be amended and restated in its entirety by the Amended and Restated Articles of Incorporation of BYTE NV, Inc. attached hereto. ** Amended and restated articles may be attached as an exhibit or integrated into the articles of merger. Please entitle them "Restated" or "Amended and Restated," accordingly. The form to accompany restated articles prescribed by the secretary of state must accompany the amended and/or restated articles. Pursuant to NRS 92A.180 (merger of subsidiary into parent - Nevada parent owning 90% or more of subsidiary), the articles of merger may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed.
8. Declaration: (Exchange and Merger only)	**Exchange:** ☐ The undersigned declares that a plan of exchange has been adopted by each constituent entity (NRS 92A.200). **Merger:** (Select one box) ☒ The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200). ☐ The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180).
9. Signature Statement: (Required)	☐ **Conversion:** A plan of conversion has been adopted by the constituent entity in compliance with the law of the jurisdiction governing the constituent entity. Signatures - must be signed by: 1. If constituent entity is a Nevada entity: an officer of each Nevada corporation; all general partners of each Nevada limited partnership or limited-liability limited partnership; a manager of each Nevada limited-liability company with managers or one member if there are no managers; a trustee of each Nevada business trust; a managing partner of a Nevada limited-liability partnership (a.k.a. general partnership governed by NRS chapter 87). 2. If constituent entity is a foreign entity: must be signed by the constituent entity in the manner provided by the law governing it. ______ Name of constituent entity

Form will be returned if unsigned.
This form must be accompanied by appropriate fees.

Page 3 of 4
Revised: 8/1/2023

Ex A-4

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Articles of Conversion/Exchange/Merger

NRS 92A.200 and 91A.205

9. Signature Statement Continued: (Required)

☐ **Exchange:**

Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited-liability limited partnership; A manager of each Nevada limited-liability company with managers or a member if there are no Managers; A trustee of each Nevada business trust (NRS 92A.230)

Unless otherwise provided in the certificate of trust or governing instrument of a business trust, an exchange must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the exchange.

The articles of exchange must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

☒ **Merger:**

Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited-liability limited partnership; A manager of each Nevada limited-liability company with managers or one member if there are no managers; A trustee of each Nevada business trust (NRS 92A.230).

The articles of merger must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

10. Signature(s): (Required)

SILLC (E) Acquisition Corp.
Name of acquired/merging entity

X ______________________ | Title | Date
Signature (Exchange/Merger)

If more than one entity being acquired or merging please attach additional page of informaiton and signatures.

BYTE NV Merger Sub, Inc.
Name of acquiring/surviving entity

X ______________________ | Title | Date
Signature (Exchange/Merger)

X ______________________ | Title | Date
Signature of Constituent Entity (Conversion)

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

Form will be returned if unsigned.
This form must be accompanied by appropriate fees.
Page 4 of 4
Revised: 8/1/2023

Ex A-5

EXHIBIT B

Amended and Restated Articles of Incorporation of BYTE NV Inc.

Ex B-1

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: SILLC (E) Acquisition Corp. Entity or Nevada Business Identification Number (NVID): 20232975039
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)	☒ Certificate to Accompany Restated Articles or Amended and Restated Articles ☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______ The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. ☒ Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)	☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) ☐ incorporators ☒ board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
	☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: ______ Or ☐ No action by stockholders is required, name change only.
	☐ Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: ______ Jurisdiction of formation: ______ Changes to takes the following effect: ☐ The entity name has been amended. ☐ Dissolution ☐ The purpose of the entity has been amended. ☐ Merger ☐ The authorized shares have been amended. ☐ Conversion ☐ Other: (specify changes) ______ * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 9/1/2023

Ex B-2

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: 12/15/2023 Time: 5:00 p.m. ET (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☒ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☒ The purpose of the entity has been amended. ☒ The authorized shares have been amended. ☒ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☒ Articles have been added. ☒ Articles have been deleted. ☐ Other. The articles have been amended as follows: (provide article numbers, if available) (attach additional page(s) if necessary)
6. Signature: (Required)	X ______________________ Title: ________ Signature of Officer or Authorized Signer X ______________________ Title: ________ Signature of Officer or Authorized Signer *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

Please find attached the Amended and Restated Articles of Incorporation of BYTE NV, Inc., attached hereto and made a part hereof.

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 9/1/2023

Ex B-3

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BYTE NV, INC.

ARTICLE 1

NAME

The name of the corporation is BYTE NV, Inc. (the “Corporation”).

ARTICLE 2

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Nevada Business Corporation Act.

ARTICLE 3

REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE 4

AUTHORIZED CAPITAL STOCK

The total authorized capital stock of the Corporation shall consist of one hundred (100) shares of common stock, par value $0.0001 per share.

ARTICLE 5

DIRECTORS

The members of the governing board of the Corporation are styled as directors. The Board of Directors shall be elected in such manner as shall be provided in the Bylaws of the Corporation. The number of directors may be changed from time to time in such manner as shall be provided in the Bylaws of the Corporation.

The individual liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the Nevada Business Corporation Act, as the same may be amended and supplemented. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

Ex B-4

ARTICLE 6

INDEMNIFICATION; EXCULPATION

The Corporation is authorized to indemnify and advance expenses to each current, former or prospective director, officer, employee or agent of the Corporation to the fullest extent permitted by Sections 78.7502 and 78.751 of the Nevada Revised Statutes, or any successor provision of Nevada law allowing greater indemnification or advancement of expenses. To the fullest extent permitted by Section 78.138 of the Nevada Revised Statutes or any successor provision of Nevada law, no director or officer shall be personally liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer. No amendment to, or modification or repeal of, this Article 5 shall adversely affect any right or protection of a director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal. In the event of any conflict between Article 5 hereof and any other Article of the Corporation’s Articles of Incorporation, the terms and provisions of this Article 5 shall control.

[signature page follows]

Ex B-5

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Articles of Incorporation as of December 15, 2023.

Vadim Komissarov, President

Ex B-6

EXHIBIT C

Amended and Restated Bylaws of BYTE NV Inc.

Ex C-1

AMENDED AND RESTATED BY-LAWS

OF

BYTE NV, INC.

(the “Corporation”)

ARTICLE I

STOCKHOLDERS

Section 1. Annual Meeting. The annual meeting of the stockholders of the Corporation (the “Stockholders”) shall be held either within or without the State of Nevada, at such place as the Board of Directors of the Corporation (the “Board of Directors”) may designate in the call or in a waiver of notice thereof, at such date and time as shall be designated from time to time by the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting. Participation of one or more Stockholders by conference telephone allowing all persons participating in the meeting to hear each other at the same time shall constitute presence at a meeting.

Section 2. Special Meetings. Special meetings of the Stockholders may be called by the Board of Directors or by the President, and shall be called by the President or by the Secretary upon the written request of the holders of record of at least twenty-five per cent (25%) of the shares of stock of the Corporation, issued and outstanding and entitled to vote, at such times and at such place either within or without the State of Nevada as may be stated in the call or in a waiver of notice thereof. Participation of one or more Stockholders by telephone conference allowing all persons participating in the meeting to hear each other at the same time shall constitute presence at a meeting.

Section 3. Notice of Meetings. Notice of the time, place and purpose of every meeting of Stockholders shall be delivered personally or mailed not less than ten (10) days nor more than sixty (60) days previous thereto to each Stockholder of record entitled to vote, at such Stockholder’s post office address appearing upon the records of the Corporation or at such other address as shall be furnished in writing by him or her to the Corporation for such purpose. Such further notice shall be given as may be required by law or by these By-Laws. Any meeting may be held without notice if all Stockholders entitled to vote are present in person or by proxy, or if notice is waived in writing, either before or after the meeting, by those not present.

Section 4. Quorum. The holders of record of at least a majority of the shares of the stock of the Corporation, issued and outstanding and entitled to vote, present in person or by proxy, shall, except as otherwise provided by law or by these By-Laws, constitute a quorum at all meetings of the Stockholders; if there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time until a quorum shall have been obtained.

Section 5. Organization of Meetings. Meetings of the Stockholders shall be presided over by the Chairman of the Board, if there be one, or if the Chairman of the Board is not present by the President, or if the President is not present, by a chairman to be chosen at the meeting. The Secretary of the Corporation, or in the Secretary of the Corporation’s absence, an Assistant Secretary, shall act as Secretary of the meeting, if present.

Ex C-2

Section 6. Voting. At each meeting of Stockholders, except as otherwise provided by statute or the Articles of Incorporation of the Corporation (the “Articles of Incorporation”), every holder of record of stock entitled to vote shall be entitled to one vote in person or by proxy for each share of such stock standing in his or her name on the records of the Corporation. Elections of directors shall be determined by a plurality of the votes cast and, except as otherwise provided by statute, the Articles of Incorporation, or these By-Laws, all other action shall be determined by a majority of the votes cast at such meeting. Each proxy to vote shall be in writing and signed by the Stockholder or by such Stockholder’s duly authorized attorney.

At all elections of directors, the voting shall be by ballot or in such other manner as may be determined by the Stockholders present in person or by proxy entitled to vote at such election. With respect to any other matter presented to the Stockholders for their consideration at a meeting, any Stockholder entitled to vote may, on any question, demand a vote by ballot.

A complete list of the Stockholders entitled to vote at each such meeting, arranged in alphabetical order, with the address of each, and the number of shares registered in the name of each Stockholder, shall be prepared by the Secretary and shall be open to the examination of any Stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Stockholder who is present.

Section 7. Inspectors of Election. The Board of Directors in advance of any meeting of Stockholders may appoint one or more Inspectors of Election (“Inspectors of Elections”) to act at the meeting or any adjournment thereof. If Inspectors of Election are not so appointed, the chairman of the meeting may, and on the request of any Stockholder entitled to vote shall, appoint one or more Inspectors of Election. Each Inspector of Election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of an Inspector of Election at such meeting with strict impartiality and according to the best of his or her ability. If appointed, Inspectors of Election shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

Section 8. Action by Consent. Any action required or permitted to be taken at any meeting of Stockholders, including the annual meeting, may be taken without a meeting, without prior notice and without a vote, if, prior to such action, a written consent or consents thereto, setting forth such action, is signed by the holders of record of shares of the stock of the Corporation, issued and outstanding and entitled to vote thereon, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Ex C-3

ARTICLE II

DIRECTORS

Section 1. Number, Quorum, Term, Vacancies, Removal. The Board of Directors shall consist of one person, as determined by the Board of Directors. The number of directors may be changed by a resolution passed by a majority of the whole Board of Directors or by a vote of the holders of record of at least a majority of the shares of stock of the Corporation, issued and outstanding and entitled to vote.

A majority of the members of the Board of Directors then holding office (but not less than one-third of the total number of directors) shall constitute a quorum for the transaction of business provided, that if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum shall have been obtained.

Directors shall hold office until the next annual election and until their successors shall have been elected and shall have qualified, unless sooner displaced.

Whenever any vacancy shall have occurred in the Board of Directors, by reason of death, resignation, or otherwise, other than removal of a director with or without cause by a vote of the Stockholders, it shall be filled by a majority of the remaining directors, though less than a quorum (except as otherwise provided by law), or by the Stockholders, and the person so chosen shall hold office until the next annual election and until a successor is duly elected and has qualified.

Any one or more of the directors of the Corporation may be removed either with or without cause at any time by a vote of the holders of record of at least two-thirds of the shares of stock of the Corporation, issued and outstanding and entitled to vote, and thereupon the term of the director or directors who shall have been so removed shall forthwith terminate and there shall be a vacancy or vacancies in the Board of Directors, to be filled by a vote of the Stockholders as provided in these By-Laws.

Section 2. Meetings, Notice. Meetings of the Board of Directors shall be held at such place either within or without the State of Nevada, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the call or in a waiver of notice thereof. Regular meetings of the Board of Directors shall be held at such times as may from time to time be fixed by resolution of the Board of Directors, and special meetings may be held at any time upon the call of one director, the Chairman of the Board, if one be elected, or the President, by oral, telegraphic or written notice, duly served on or sent or mailed to each director not less than two days before such meeting. A meeting of the Board of Directors may be held without notice immediately after the annual meeting of Stockholders at the same place at which such meeting was held. Notice need not be given of regular meetings of the Board of Directors. Any meeting may be held without notice, if all directors are present, or if notice is waived in writing, either before or after the meeting, by those not present. Participation of one or more directors by conference telephone allowing all persons participating in the meeting to hear each other at the same time shall constitute presence at a meeting.

Ex C-4

Section 3. Committees. The Board of Directors may, in its discretion, by resolution passed by a majority of the whole Board of Directors, designate from among its members one or more committees which shall consist of one or more directors. The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of the committee. Such committees shall have and may exercise such powers as shall be conferred or authorized by the resolution appointing them. A majority of any such committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide. The Board of Directors shall have power at any time to change the membership of any such committee, to fill vacancies in it, or to dissolve it.

Section 4. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if prior to such action a written consent or consents thereto is signed by all members of the Board of Directors, or of such committee as the case may be, and such written consent or consents is filed with the minutes of proceedings of the Board of Directors or committee, as applicable.

Section 5. Compensation. The Board of Directors may determine, from time to time, the amount of compensation which shall be paid to its members. The Board of Directors shall also have power, in its discretion, to allow a fixed sum and expenses for attendance at each regular or special meeting of the Board of Directors, or of any committee of the Board of Directors. In addition, the Board of Directors shall also have power, in its discretion, to provide for and pay to directors rendering services to the Corporation not ordinarily rendered by directors, as such, special compensation appropriate to the value of such services, as determined by the Board of Directors from time to time.

ARTICLE III

OFFICERS

Section 1. Titles and Election. The officers of the Corporation, who shall be chosen by the Board of Directors at its first meeting after each annual meeting of Stockholders, shall be a President, a Treasurer and a Secretary. The Board of Directors from time to time may elect a Chairman of the Board, one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and such other officers and agents as it shall deem necessary, and may define their powers and duties. Any number of offices may be held by the same person.

Section 2. Terms of Office. Officers shall hold office until their successors are chosen and qualified.

Section 3. Removal. Any officer may be removed, either with or without cause, at any time, by the affirmative vote of a majority of the Board of Directors.

Section 4. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors or to the Secretary. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Ex C-5

Section 5. Vacancies. If the office of any officer or agent becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the directors may choose a successor, who shall hold office for the unexpired term in respect of which such vacancy occurred.

Section 6. Chairman of the Board. The Chairman of the Board of the Board of Directors (the “Chairman of the Board”), if one be elected, shall preside at all meetings of the Board of Directors and of the Stockholders, and the Chairman of the Board shall have and perform such other duties as from time to time may be assigned to the Chairman of the Board by the Board of Directors.

Section 7. President. The President of the Corporation (the “President”) shall be the chief executive officer of the Corporation and, in the absence of the Chairman of the Board, shall preside at all meetings of the Board of Directors, and of the Stockholders. The President shall exercise the powers and perform the duties usual to the chief executive officer and, subject to the control of the Board of Directors, shall have general management and control of the affairs and business of the Corporation; the President shall appoint and discharge employees and agents of the Corporation (other than officers elected by the Board of Directors) and fix their compensation; and the President shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall have the power to execute bonds, mortgages and other contracts, agreements and instruments of the Corporation, and shall do and perform such other duties as from time to time may be assigned to the President by the Board of Directors.

Section 8. Vice Presidents. If chosen, the Vice Presidents of the Corporation (the “Vice President”), in the order of their seniority, shall, in the absence or disability of the President, exercise all of the powers and duties of the President. The Vice Presidents shall have the power to execute bonds, notes, mortgages and other contracts, agreements and instruments of the Corporation, and shall do and perform such other duties incident to the office of Vice President and as the Board of Directors, or the President shall direct.

Section 9. Secretary. The Secretary of the Corporation (the “Secretary”) shall attend all sessions of the Board of Directors and all meetings of the Stockholders and record all votes and the minutes of proceedings in a book to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the Stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors. The Secretary shall affix the corporate seal to any instrument requiring it, and when so affixed, it shall be attested by the signature of the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer who may affix the seal to any such instrument in the event of the absence or disability of the Secretary. The Secretary shall have custody of the stock records and all other books, records and papers of the Corporation (other than financial) and shall see that all books, reports, statements, certificates and other documents and records required by law are properly kept and filed.

Ex C-6

Section 10. Treasurer. The Treasurer of the Corporation (the “Treasurer”) shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the Corporation, in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the directors whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation.

Section 11. Duties of Officers may be Delegated. In case of the absence or disability of any officer of the Corporation, or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may delegate, for the time being, the powers or duties, or any of them, of such officer to any other officer, or to any director.

ARTICLE IV

INDEMNIFICATION; INSURANCE

Section 1. Indemnification

a. Actions Other than Those Actions by or in the Right of the Corporation. To the maximum extent permitted by Nevada law from time to time in effect and, subject to the provisions of paragraph (c) of this Section 1, the Corporation shall indemnify any person (the “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the Indemnitee is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such action, suit or proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation (or such other corporation or organization), and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation; and with respect to any criminal action or proceeding, any such termination shall not create a presumption that the Indemnitee had reasonable cause to believe that the Indemnitee’s conduct was unlawful.

Ex C-7

b. Actions by or in the Right of the Corporation. To the maximum extent permitted by Nevada law from time to time in effect and subject to the provisions of paragraph (c) of this Section 1, the Corporation shall indemnify any person (the “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the Indemnitee is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such action or suit if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation (or such other corporation or organization) and except that no indemnification shall be made in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to the Corporation unless - and only to the extent that - the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses which such other court shall deem proper.

c. Successful Defense of Action. Notwithstanding, and without limitation of, any other provision of this Section 1, to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sub-paragraph (a) or (b) of this Section 1, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

d. Advancement of Expenses; Nonexclusivity; Duration. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation pursuant to this Section 1. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid by the Corporation upon such terms and conditions, if any, as the Board deems appropriate. The indemnifications, advancement of expenses and right provided by, or granted pursuant to, this Article IV shall not be deemed exclusive of any other indemnifications, advancement of expenses, rights or limitations of liability to which any person seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of Stockholders or disinterested directors or otherwise, either as to action in such person’s official capacity or as to action in another capacity while holding office, and any such indemnifications, advancements of expenses, rights, and limitations of liability shall continue although such person has ceased to be a director, officer, employee or agent, and shall inure to the benefit of such person’s heirs, executors and administrators. The authorization to purchase and maintain insurance set forth in Section 2 below shall likewise not be deemed exclusive.

e. Determination Required. Any indemnification under Section 1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct set forth in this Section 1. Such determination shall be made: (i) by the Board by a majority vote of those directors who were not parties to the particular action, suit or proceeding, or (ii) if there are no such non-party directors, or , even if there are, and a majority of such non-party directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

Ex C-8

f. Right of Indemnitee to bring Suit. If a claim for which the Corporation is responsible under Section 1 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee also shall be entitled to be paid the expense of prosecuting or defending such suit. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the Indemnitee is not entitled to indemnification shall create a presumption that the Indemnitee is not so entitled or in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, shall be on the Corporation.

Section 2. Insurance. The Corporation may, when authorized by the Board, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify that person against such liability under the provisions of this Article IV. The risks inured under any insurance policies purchased and maintained on behalf of any person as aforesaid or on behalf of the Corporation shall not be limited in any way by the terms of this Article IV, and to the extent compatible with the provisions of such policies, the risks insured shall extend to the fullest extent permitted by law, both statutory and common.

Section 3. Amendments. Any repeal or amendment of this Article IV by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article IV, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 4. Procedures for the Submission of Claims. The Board may establish additional reasonable procedures pursuant to this Article IV for the submission of claims for indemnification, determination of the entitlement of any person thereto, and review of any such determination.

Ex C-9

ARTICLE V

CAPITAL STOCK

Section 1. Certificates. The interest of each Stockholder shall be evidenced by certificates for shares of stock in such form as the Board of Directors may from time to time prescribe. The certificates of stock shall be signed by the President or a Vice President and by the Secretary, or the Treasurer, or an Assistant Secretary, or an Assistant Treasurer, sealed with the seal of the Corporation or a facsimile thereof, and countersigned and registered in such manner, if any, as the Board of Directors may by resolution prescribe. Where any such certificate is countersigned by a transfer agent other than the Corporation or its employee, or registered by a registrar other than the Corporation or its employee, the signature of any such officer may be a facsimile signature. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures shall have been used thereon had not ceased to be such officer or officers of the Corporation.

Section 2. Transfer. The shares of stock of the Corporation shall be transferred only upon the books of the Corporation by the holder thereof in person or by his or her attorney, upon surrender for cancellation of certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.

Section 3. Record Dates. The Board of Directors may fix in advance a date, not less than ten (10) nor more than sixty (60) days preceding the date of any meeting of Stockholders, or the date for the payment of any dividend, or the date for the distribution or allotment of any rights, or the date when any change, conversion or exchange of capital stock shall go into effect, as a record date for the determination of the Stockholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend, or to receive any distribution or allotment of such rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, and in such case only such Stockholders as shall be Stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend, or to receive such distribution or allotment or rights or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

Section 4. Lost Certificates. In the event that any certificate of stock is lost, stolen, destroyed or mutilated, the Board of Directors may authorize the issuance of a new certificate of the same tenor and for the same number of shares in lieu thereof. The Board of Directors may in its discretion, before the issuance of such new certificate, require the owner of the lost, stolen, destroyed or mutilated certificate, or the legal representative of the owner to make an affidavit or affirmation setting forth such facts as to the loss, destruction or mutilation as it deems necessary, and to give the Corporation a bond in such reasonable sum as it directs to indemnify the Corporation.

Ex C-10

ARTICLE VI

CHECKS, NOTES, ETC.

Section 1. Checks, Notes, Etc. All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, may be signed by any director of the Corporation, the President, any Vice President or the Treasurer and may also be signed by such other officer or officers, agent or agents, as shall be thereunto authorized from time to time by the Board of Directors.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 1. Offices. The registered office of the Corporation shall be located at C T Corporation System, 701 South Carson Street, Suite 200, Carson City, Nevada 89701 and the C T Corporation System shall be the registered agent of this Corporation in charge thereof. The Corporation may have other offices either within or without the State of Nevada at such places as shall be determined from time to time by the Board of Directors or the business of the Corporation may require.

Section 2. Fiscal Year. The fiscal year of the Corporation shall end on December 31st of each year.

Section 3. Corporate Seal. The seal of the Corporation shall be circular in form and contain the name of the Corporation, and the year and state of its incorporation. Such seal may be altered from time to time at the discretion of the Board of Directors.

Section 4. Books. There shall be kept at such office of the Corporation as the Board of Directors shall determine, within or without the State of Nevada, correct books and records of account of all its business and transactions, minutes of the proceedings of its Stockholders, Board of Directors and committees, and the stock book, containing the names and addresses of the Stockholders, the number of shares held by them, respectively, and the dates when they respectively became the owners of record thereof, and in which the transfer of stock shall be registered, and such other books and records as the Board of Directors may from time to time determine.

Section 5. Voting of Stock. Unless otherwise specifically authorized by the Board of Directors, all stock owned by the Corporation, other than stock of the Corporation, shall be voted, in person or by proxy, by the President or any Vice President of the Corporation on behalf of the Corporation.

ARTICLE VIII

AMENDMENTS

Section 1. Amendments. The vote of the holders of at least a majority of the shares of stock of the Corporation, issued and outstanding and entitled to vote, shall be necessary at any meeting of Stockholders to amend or repeal these By-Laws or to adopt new by-laws. These By-Laws may also be amended or repealed, or new by-laws adopted, at any meeting of the Board of Directors by the vote of at least a majority of the entire Board of Directors; provided that any by-law adopted by the Board of Directors may be amended or repealed by the Stockholders in the manner set forth above.

Any proposal to amend or repeal these By-Laws or to adopt new by-laws shall be stated in the notice of the meeting of the Board of Directors or the Stockholders, or in the waiver of notice thereof, as the case may be, unless all of the directors or the holders of record of all of the shares of stock of the Corporation, issued and outstanding and entitled to vote, are present at such meeting.

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Ex C-11